Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PanAmerican Bancorp on Form S-3 of our report dated March 11, 2005 on the consolidated financial statements of PanAmerican Bancorp appearing in the 2004 Form 10-KSB of PanAmerican Bancorp and to the reference of us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

Fort Lauderdale, Florida

December 12, 2005